Exhibit 99.1

Startek Appoints Albert Aboody to Board of Directors

GREENWOOD VILLAGE, Colorado - March 1, 2019 - Startek, Inc. (NYSE: SRT), a global provider of customer experience management, has appointed Albert Aboody to its board of directors, succeeding Robert Sheft effective March 1, 2019. He will also join the board’s governance and nominating committee, along with assuming the chairmanship of the company’s audit committee.

Aboody is an accounting industry veteran with over 30 years of public company audit experience. Most recently he served as independent monitor for PricewaterhouseCoopers (PwC) India, where he oversaw compliance with the SEC and PCAOB consent orders in connection to a significant Indian public company audit.

Prior to his role at PwC, Aboody spent more than 30 years at KPMG where he served as a US partner in various senior leadership roles and on several committees. Aboody established the firm’s SEC practice in India, where he led its audit department and served as deputy chairman and on its advisory board. He also managed the restatement and fraud investigation groups, and led various audits on SEC engagements and a regional M&A practice within the United States.

Aboody currently serves on the board of directors for a start-up cloud services and cybersecurity company called QBitKloud. Previously, he served on the board of directors and chaired the audit committee for WNS Global Services, a NYSE-listed global business process management company.

“Albert brings a wealth of experience and knowledge in public company auditing to Startek’s board of directors,” said Aparup Sengupta, chairman of the board of directors for Startek. “He has established himself as an expert in the accounting field and has served in notable positions with a “big four” accounting firm. Albert’s expertise on SEC reporting requirements and insight on accounting practices will be an invaluable asset.

“I would also like to thank Robert for the support and guidance he provided the company since 2011. His contributions were integral to Startek’s success and the business combination with Aegis, and we wish him the best in his future endeavors.”

Aboody commented on his appointment: “The global platform that Startek has built through the combination with Aegis provides exceptional customer experience solutions to clients all over the globe. I look forward to collaborating with the rest of the board and management team as we continue developing growth strategies and ensuring we remain alert to best practices in corporate governance and public company reporting requirements.”

Aboody holds a bachelor’s degree in International Relations from Princeton University and was a post-graduate research fellow at the University of Cambridge. He is a member of the American Institute of Certified Public Accountants. He also co-authored the chapter on SEC reporting requirements in the 2001-2008 editions of the Corporate Controller’s Manual.

About Startek
Startek is a leading global provider of customer experience management solutions. The company provides business process outsourcing and technology services to corporations around the world across a range of industries. Operating under the Startek and Aegis brands, the company has approximately 45,000 outsourcing experts across 58 delivery campuses worldwide that are committed to enhancing the customer experience for clients. Services include omnichannel customer care, customer acquisition, order processing, technical support, receivables management and analytics through automation, voice, chat, email, social media and IVR, resulting in superior business results for its clients. To learn more about Startek’s global solutions, please visit www.startek.com.

Investor Relations
Sean Mansouri or Cody Slach
Liolios
(949) 574-3860
investor@startek.com